Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of:
GWG Holdings, LLC and Subsidiaries

As independent registered public accountants, we hereby consent to the use of our report dated April 27, 2012, on the consolidated financial statements of GWG Holdings, Inc. and Subsidiaries as of December 31, 2011 and 2010, and for the years then ended (and to all references to our Firm) included in or made a part of this Post-Effective Amendment to Registration Statement on Form S-1 (File No. 333-174887), and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Mayer Hoffman McCann P.C.

Minneapolis, Minnesota
April 27, 2012